CONTACT:  Leo Taylor
                          Tandycrafts, Inc. (817) 551-9600
                          (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE     or
                          Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
                          Lambert, Edwards & Associates, Inc. (616)233-0500


           TANDYCRAFTS COMPLETES SALE OF SAV-ON OFFICE SUPPLIES CHAIN

FORT WORTH, Texas, June 30, 2000 - Tandycrafts, Inc. (NYSE: TAC) today announced it has completed the sale of its Sav-On Office Supplies chain to Dallas-based Phoenix Partners. Terms of the transaction were not disclosed.

The Fort Worth, Texas-based consumer products maker and marketer said the sale of Sav-On, a 41-store chain of office supply superstores, marks the Company's second divestiture this month and represents another milestone in the Company's strategic plan announced earlier this year. Earlier this month, Tandycrafts announced the sale of its J-Mar unit.

Tandycrafts' strategic plan, announced in February 2000, entails selling its non-core Gifts and Office Supply divisions; focusing the Company on its core frames and wall decor, home furnishings and consumer direct operations; and making key operational improvements and cost reductions.

Tandycrafts said the net cash proceeds from the sale of Sav-On were in line with the Company's expectations. The Company will use the proceeds to reduce debt.

"We are delivering on our promise to divest ourselves of our Gifts and Office Supplies divisions before the end of the fourth quarter," said Michael Walsh, Tandycrafts' chairman of the board and chief executive officer. "The sale of Sav-On puts us one step closer to meeting our goal of positioning the company for growth and a return to profitability in fiscal 2001." "'"

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of this strategic plan, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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